Exhibit 10.14

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (“Agreement”) is made effective as of the 19th day of December, 2016 (the “Effective Date”), by and between Fusion Pharmaceuticals Inc., a Canadian corporation with a place of business at 1280 Main Street West, NRB-A316, Hamilton, Ontario, Canada L8S 4Kl (“Licensee”) and ImmunoGen, Inc., a Massachusetts corporation with offices at 830 Winter Street, Waltham, MA 02451-1477, USA (“ImmunoGen”). Licensee and ImmunoGen may, from time-to-time, be individually referred to as a “Party” and collectively referred to as the “Parties”.

RECITALS

WHEREAS, ImmunoGen Controls the Licensed Technology (hereinafter defined); and

WHEREAS, Licensee wishes to obtain, and ImmunoGen wishes to grant to Licensee, certain licenses under the Licensed Technology on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which the Parties hereby acknowledge, the Parties, intending to be legally bound hereby, agree to the foregoing and as follows:

1.	DEFINITIONS.

1.1	“Additional Third Party Patent Rights” is defined in Section 2.1.4(a).

1.2

“Affiliate” means, with respect to a Party, any Person that, on the Effective Date or during the Term, controls, is controlled by, or is under common control with that Party. For the purpose of this definition, “control” shall refer to: (a) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through the ownership of voting securities or other ownership interest, by contract or otherwise, or (b) the ownership, directly or indirectly, of at least fifty percent (50%) of the combined voting power of the securities or other ownership interest of such entity. A Person shall be deemed an Affiliate only so long as it satisfies the foregoing definition.

1.3	“Agreement” is defined in the introduction to this Agreement.

1.4	“Antibody” means a molecule comprising or containing one or more immunoglobulin variable domains or any fragments, derivatives, variants or modifications thereof that bind to the same antigen.

1.5	“Applicable Law” means any applicable law, statute, rule, regulation, order, judgment, ordinance or guideline of any governmental authority.

1.6	“AVE1642” means the humanized antibody to IGF-IR having the sequence set forth on Schedule 1.20 Figure 22.

1.7	“Bankruptcy Code” is defined in Section 13.3.

1.8	“Bankruptcy Event” is defined in Section 13.3.

1.9

“BLA” means (a) a Biologic License Application or a New Drug Application (each as defined by Applicable Law) submitted to the FDA for authorization to market a pharmaceutical product, and (b) any foreign equivalents thereof as submitted to the applicable Regulatory Authorities in other countries or regulatory jurisdictions in the Territory (as applicable).

1.10

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks located in Ontario, Canada or Boston, Massachusetts are authorized or required by Applicable Law to remain closed.

1.11	“Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.12	“Calendar Year” means any twelve (12) month period commencing on January 1.

1.13	“CDA” means the Mutual Confidential Disclosure Agreement effective [***] by and between the Parties.

1.14

“Change of Control” means, with respect to a Party, whether effected in a single transaction or a series of related transactions, (a) the acquisition of beneficial ownership, directly or indirectly, by any Person (other than such Party or an Affiliate of such Party) of securities or other voting interest of such Party representing at least fifty percent (50%) of the combined voting power of such Party’s then-outstanding securities or other voting interests; (b) any merger, reorganization, consolidation, share exchange, business combination or similar transaction involving such Party (i) pursuant to which at least fifty percent (50%) of the outstanding voting securities of such Party (or, if applicable, the ultimate parent of such Party) would be converted into cash or securities of any other Person or (ii) that results in the holders of beneficial ownership of the voting securities or other voting interests of such Party (or, if applicable, the ultimate parent of such Party) immediately prior to such merger, reorganization, consolidation or business combination ceasing to hold beneficial ownership of at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger, reorganization, consolidation, share exchange, business combination or similar transaction; (c) any sale, lease, exchange, contribution or other transfer of all or substantially all of the assets of such Party and its subsidiaries taken as a whole, other than the sale or disposition of such assets to an Affiliate of such Party; (d) any sale, lease, exchange, contribution or other transfer of the assets to which this Agreement relates; or (e) the approval of any plan or proposal for the liquidation or dissolution of such Party.

1.15	“Claims” is defined in Section 11.1.

1.16	“Combination Product” means a Product that includes a Compound and at least one Other Active Ingredient.

1.17

“Commercialize” or “Commercialization” means to manufacture for sale, market, promote, distribute, offer for sale, sell, import, have imported, export, have exported or otherwise commercialize a compound or product. When used as a noun, “Commercialization” means any and all activities involved in Commercializing.

1.18

“Commercially Reasonable Efforts” means, with respect to the Development or Commercialization of a Product, that level of efforts and resources commonly dedicated by a similarly situated company in the research-based radiopharmaceutical industry to the development or commercialization, as the case may be, of a product of similar commercial potential at a similar stage in its lifecycle, in each case taking into account issues of safety and efficacy, product profile, the proprietary position, the then-current competitive environment for such product and the likely timing of such product’s entry into the market, the regulatory environment and the status of such product, and other relevant scientific, technical and commercial factors.

1.19	“Compliance Laws” is defined in Section 10.4.

1.20

“Compound” means (a) the monoclonal antibody to IGF-1R that exists as of the Effective Date, is designated by ImmunoGen as [***] and the amino acid sequence [***] or (b) any Antibody derived from the monoclonal antibody or amino acid sequence described in (a) by modification thereof, including, without limitation, [***] AVE1642 ([***]). For purposes of this Agreement, “Compound” does not include [***].

1.21	“Confidential Information” is defined in Section 9.1.

1.22

“Control” or “Controlled” means, with respect to any Intellectual Property Rights or other rights to provide data or other information, the legal authority or right (whether by ownership, license or otherwise) of a Party to grant a license or a sublicense of or under such Intellectual Property Rights to the other Party or provide such data or other information to such other Party without breaching the terms of any agreement with a Third Party.

1.23	“Develop” or “Development” means to conduct any and all research and development activities (including related manufacturing activities) necessary to obtain Regulatory Approval.

1.24	“Development Milestone” is defined in Section 5.2.

1.25	“Development Milestone Payment” is defined in Section 5.2.

1.26	“Disputes” is defined in Section 15.1.1.

1.27	“Effective Date” is defined in the introduction to this Agreement.

1.28	“FDA” means the United States Food and Drug Administration, or a successor federal agency thereto.

1.29	“Field” means the treatment, prevention, diagnosis, control and maintenance of all diseases and disorders.

1.30

“First Commercial Sale” means the first sale of the Product by Licensee or Licensee’s Affiliate or Sublicensee to a Third Party in a country in the Territory for use by an end user of the Product following receipt of Regulatory Approval for such Product in such country or, if no such Regulatory Approval or similar approval is required, the date on which the Product is first commercially launched in such country. “First Commercial Sale” shall not include: [***].

1.31	“Force Majeure Event” is defined in Section 16.4.

1.32	“GAAP” means United States generally accepted accounting principles, consistently applied.

1.33	“Government Official” is defined in Section 10.4.

1.34

“IND” means: (a) an investigational new drug application filed with the FDA for authorization for the investigation of a Product, and (b) any of its foreign equivalents as filed with the applicable Regulatory Authorities in other countries or regulatory jurisdictions in the Territory, as applicable.

1.35	“Indication” is defined in Section 5.2.

1.36

“Intellectual Property Rights” means all trade secrets, copyrights, Patent Rights, trademarks, moral rights, know-how and any and all other intellectual property or proprietary rights now known or hereafter recognized in any jurisdiction.

1.37	“ImmunoGen Exclusive License” is defined in Section 2.3.

1.38	“ImmunoGen Indemnitees” is defined in Section 11.1.

1.39	“ImmunoGen License Negotiation Period” is defined in Section 2.3.

1.40	“ImmunoGen Option Exercise Notice” is defined in Section 2.3.

1.41	“Licensed Material” means all materials and documents Controlled by ImmunoGen or its Affiliates as of the Effective Date that are listed in Schedule 1.41.

1.42

“Licensed Patent Rights” means all Patents Rights that are Controlled by ImmunoGen or its Affiliates as of the Effective Date or during the Term which claim the composition of matter, method of using or manufacturing, formulation or other attributes of any Compound or Product. The Licensed Patent Rights existing as of the Effective Date include the Patent Rights listed on Schedule 1.42.

1.43	“Licensed Technology” means, collectively, the Licensed Patent Rights and Licensed Material.

1.44

“Licensee IP” means any and all Intellectual Property Rights Controlled by Licensee or any of its Affiliates as of the Effective Date or becomes Controlled by Licensee or any of its Affiliates during the Term that are necessary or useful to use, Develop, Commercialize and Manufacture Products (and Compounds to the extent included or incorporated, or intended to be included or incorporated, in a Product).

1.45	“Major Market Country” means any of Canada, France, Germany, Italy, Japan, Spain, the United Kingdom or the United States.

1.46

“Manufacture” or “Manufacturing” means to make, produce, manufacture, process, fill, finish, package, label, perform quality assurance testing, release, ship or store a compound or product or any component thereof. When used as a noun, “Manufacture” or “Manufacturing” means any and all activities involved m Manufacturing a compound or product or any component thereof.

1.47	“Milestone Payments” means, collectively, the Development Milestone Payments and Sales Milestone Payments.

1.48	“Net Sales” means [***].

1.49	“Other Active Ingredient” means [***].

1.50	“Party” and “Parties” is defined in the introduction to this Agreement.

1.51

“Patent Rights” means any and all (a) issued patents, (b) pending patent applications, including all provisional applications, divisions, continuations, substitutions, continuations-in-part and renewals, and all patents granted thereon,

(a)

patents-of-addition, re-examinations, reissues and extensions or restorations by existing or future extension or restoration mechanisms, including patent term adjustments, patent term extensions, supplementary protection certificates or the equivalent thereof, (d) inventor’ s certificates, (e) other forms of government-issued rights substantially similar to any of the foregoing and (f) United States and foreign counterparts of any of the foregoing.

1.52

“Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

1.53

“Phase 1 Clinical Trial” means a clinical trial that generally provides for the first introduction into humans of a pharmaceutical product with the primary purpose of determining safety, metabolism and pharmacokinetic properties and clinical pharmacology of such product, in a manner that is generally consistent with 21 CFR § 312.21(a), as amended (or its successor regulation).

1.54

“Phase 2 Clinical Trial” means any clinical study that is not intended to be used as a pivotal study for purposes of seeking Regulatory Approval in any country within the Territory that is conducted on human patients who have the relevant disease or condition with primary endpoints to establish the efficacy of a Product for its intended use and to define warnings, precautions, and adverse reactions that may be associated with the pharmaceutical product in the dosage range to be prescribed. “Phase 2 Clinical Trial” shall include without limitation any clinical trial that would satisfy requirements of 21 C.F.R. § 312.21(b).

1.55	“Phase 2 Clinical Trial Results” is defined in Section 2.3.

1.56

“Pivotal Clinical Trial” means any clinical study designed to be used as a pivotal study for purposes of seeking Regulatory Approval, which study is conducted on sufficient numbers of human patients to establish that a pharmaceutical product is safe and efficacious for its intended use, to define warnings, precautions, and adverse reactions that are associated with the pharmaceutical product in the dosage range to be prescribed, and at a standard suitable to obtain Regulatory Approval of such pharmaceutical product in any country within the Territory or label expansion of such pharmaceutical product. “Phase 3 Clinical Trial” shall include without limitation any clinical trial that would satisfy requirements of 21 C.F.R. § 312.21(c). Pivotal Clinical Trials shall include without limitation those trials designated as pivotal “Phase 3 Clinical Trials”. Those trials designated as “Phase 2b Clinical Trials” may also be deemed a “Pivotal Clinical Trial” only if and when results of such trials are used to support the filing of a BLA for a Product.

1.57	“Product” means any radiopharmaceutical conjugate that includes or incorporates the Compound, in any and all dosage forms and formulations.

1.58	“Prosecution Activities” is defined in Section 7.3.1.

1.59	“Recipients” is defined in Section 9.2.

1.60

“Regulatory Approval” means, with respect to a Product in any country or jurisdiction, any approval, registration, license or authorization that is required by the applicable Regulatory Authority to market and sell the Product in such country or jurisdiction.

1.61	“Regulatory Authority” means any governmental agency or authority responsible for granting Regulatory Approvals for a Product in the Territory.

1.62

“Regulatory Filings” means, with respect to a Product, any submission to a Regulatory Authority of any appropriate regulatory application, including, without limitation, any IND, BLA, any submission to a regulatory advisory board, any marketing authorization application, and any supplement or amendment thereto.

1.63	“Relevant Records” is defined in Section 6.1.

1.64	“Residuals” is defined in Section 2.5.

1.65	“Review Period” is defined in Section 14.3.

1.66	“Royalties” is defined in Section 5.4.

1.67	“Royalty Offset Payments” is defined in Section 5.5.

1.68

“Royalty Term” means on a country-by-country basis, the period commencing on the date of First Commercial Sale and expiring (i) for Product sales in the U.S., Ten (10) years following the date of First Commercial Sale in the U.S. or (ii) for Product sales outside the U.S., Five (5) years following the date of First Commercial Sale in such non-U.S. country.

1.69	“Sales Milestone” is defined in Section 5.3.

1.70	“Sales Milestone Payment” is defined in Section 5.3.

1.71	“Sublicensee” means any Third Party to which Licensee or one of its Affiliates grants a sublicense of the rights granted to Licensee and its Affiliates pursuant to this Agreement.

1.72	“Term” is defined in Section 13.1.

1.73	“Territory” means worldwide.

1.74	“Third Party” means any Person other than a Party or an Affiliate of a Party.

1.75	“Third Party Infringement” is defined in Section 8.1.

1.76	“Upfront Payment” is defined in Section 5.1.

1.77

“Valid Claim” means with respect to a particular country, a claim of a Patent Right within the Licensed Patent Rights that (a) with respect to an issued and unexpired patent, (i) has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental authority of competent jurisdiction, which decision is unappealed or unappealable within the time allowed for appeal and (ii) has not expired or been cancelled, withdrawn, abandoned, disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise and (b) with respect to [***].

1.78

Interpretation. Except where the context expressly requires otherwise, (a) the use of any gender herein shall be deemed to encompass references to either or both genders, and the use of the singular shall be deemed to include the plural (and vice versa), (b) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (c) the word “will” shall be construed to have the same meaning and effect as the word “shall”,

(a)

any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (e) any reference herein to any Person shall be construed to include the Person’s successors and assigns, (f) the words “herein”, “hereof’ and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Sections, Exhibits or Schedules shall be construed to refer to Sections, Exhibits or Schedules of this Agreement, and references to this Agreement include all Exhibits and Schedules hereto, (h) the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement, (i) provisions that require that a Party, the Parties or any committee hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise (but excluding e-mail and instant messaging), (j) references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof, and (k) the term “or” shall be interpreted in the inclusive sense commonly associated with the term “and/or.”

2.	LICENSE GRANT.

2.1	License Grant.

2.1.1

Licensed Patent Rights. Subject to the terms and conditions of this Agreement, ImmunoGen hereby grants to Licensee an exclusive, sublicensable (subject to Sections 2.2 and 2.3), royalty-bearing right and license or sublicense (as applicable) under the Licensed Patent Rights to use, have used, Develop, have Developed, Manufacture, have Manufactured, Commercialize, have Commercialized and otherwise exploit Products (and Compounds to the extent included or incorporated, or intended to be included or incorporated, in a Product) in the Field within the Territory.

2.1.2	Licensed Material. Subject to the terms and conditions of this Agreement, ImmunoGen hereby grants to Licensee an exclusive, sublicensable (subject to Sections 2.2 and 2.3), royalty-bearing right and license to use the Licensed Material to use, have used, Develop, have Developed, Manufacture, have Manufactured, Commercialize, have Commercialized and otherwise exploit Products (and Compounds to the extent included or incorporated, or intended to be included or incorporated, in a Product) in the Field within the Territory.

2.1.3

Affiliates. To the extent any of the Licensed Technology is Controlled by an Affiliate of ImmunoGen, then promptly following the Effective Date, ImmunoGen shall cause such Affiliate to take all necessary actions to give effect to the licenses granted under this Section 2.1.

2.1.4	Additional Third Party Patent Rights.

(a)

If during the Term the Licensee identifies any Patent Rights other than the Licensed Patent Rights that (i) are licensed by ImmunoGen or an Affiliate as of the Effective Date and (ii) cover the Product (and Compound to the extent included or incorporated, or intended to be included or incorporated, in a Product), their use in the Field or their Manufacture, each as conducted as of the Effective Date (“Additional Third Party Patent Rights”), then Licensee shall have the right to provide written notice to ImmunoGen and upon receipt of such notice, ImmunoGen shall reasonably consult with Licensee in relation to the Additional Third Party Patent Rights and, to the extent permitted under the relevant Third Party license agreement, shall provide Licensee with a copy of such agreement. To the extent that (x) ImmunoGen agrees that such Additional Third Party Patent Rights meet the criteria in subsection (ii) above, such agreement not to be unreasonably withheld, and (y) Licensee, in its sole discretion, elects to receive a sublicense under the Additional Third Party Patent Rights, ImmunoGen shall grant, or cause its applicable Affiliate to grant, subject to the terms of the relevant license agreement and to the extent permitted by such license agreement, a non-exclusive, sublicensable (subject to Sections 2.2 and 2.3), sublicense under the Additional Third Party Patent Rights, effective as of the Effective Date, to use, have used, Develop, have Developed, Manufacture, have Manufactured, Commercialize, have Commercialized and otherwise exploit the Compound and Products in the Field within the Territory on the terms of this Agreement.

(b)

Where Licensee has elected to obtain a sublicense pursuant to Section 2.1.4(a), Licensee shall pay to ImmunoGen, in accordance with the provisions of Section 5 (mutatis mutandis), any and all royalties, milestones or similar payments due to a Third Party pursuant to the terms of the relevant Third Party license agreement to the extent that such payment obligation arises out of the use by the Licensee of those licensed rights.

(c)	Licensee shall use reasonable efforts to perform all of its obligations under the licenses which are the subject of this Section 2.1.4 as sublicensee.

2.2

Sublicense Rights. Licensee may sublicense the rights granted to it by ImmunoGen under this Agreement following the expiry of the ImmunoGen Option in accordance with Section 2.3. Any and all sublicenses shall be subject to the following requirements:

2.2.1	All sublicenses shall be subject to and consistent with the terms and conditions of this Agreement. In no event shall any sublicense relieve Licensee of any of its obligations under this Agreement.

2.2.2

Licensee shall furnish to ImmunoGen a true and complete copy of each sublicense agreement and each amendment thereto, which sublicense agreement and amendments thereto may be redacted to omit information not directly relevant to the performance of Licensee’s obligations under this Agreement within [***] after the sublicense or amendment has been executed.

2.3

Right of First Negotiation. This Agreement includes an exclusive right of first negotiation (the “ROFN”) for ImmunoGen to obtain rights to develop or commercialize, either alone or with Licensee, the Product in North America. Upon Licensee’s completion of a Phase 2 Clinical Trial for a Product and upon the first to occur of (i) Licensee notifying ImmunoGen that its Board of Directors has directed management to undertake in good faith efforts to identify potential licensees or collaborators to develop and commercialize the Product or (ii) the date upon which the Licensee provides ImmunoGen a copy of the final and complete set of locked clinical trial data tables, figures, listings and safety reviews including, but not limited to, all statistical analyses and related data as per the clinical trial protocol and related statistical analysis plan (the “Phase 2 Clinical Trial Results”) for such Phase 2 Clinical Trial, Licensee shall notify ImmunoGen and for a period of [***] thereafter, ImmunoGen may exercise its ROFN by notifying Licensee in writing (the “lmmunoGen Option Exercise Notice”). If ImmunoGen does not exercise the ROFN during such [***] period, then Licensee shall be free to offer the opportunity to obtain a license to develop or commercialize the Product in North America to any third party and ImmunoGen shall have no further rights to the Product.

If ImmunoGen exercises the ROFN, the Parties shall negotiate in good faith on an exclusive basis for up to [***] after the date of Licensee’s receipt of the ImmunoGen Exercise Option Notice (the “ImmunoGen License Negotiation Period”). During this time the Parties would negotiate the terms under which this Agreement may be terminated and an agreement pursuant to which Licensee would grant ImmunoGen an exclusive license (the “lmmunoGen Exclusive License”) with the right to sublicense, under the Licensee IP to use, Develop, Commercialize and Manufacture the Products (and Compounds to the extent included or incorporated, or intended to be included or incorporated, in a Product) in North America. During the ImmunoGen License Negotiation Period, Licensee shall not offer the opportunity to obtain a license to develop or commercialize the Product in North America to any other third party. If the Parties have not entered into the ImmunoGen Exclusive License by the end of the ImmunoGen License Negotiation Period, then Licensee shall be free to offer the opportunity to obtain a license to develop or commercialize the Product in North America to any third party and ImmunoGen shall have no further rights to the Product; provided, however, for a period of [***] after the ROFN Termination Date, Licensee agrees that if the financial terms and conditions offered to such third party would, taken as a whole, be materially less favorable to Licensee than the last written offer proposed by ImmunoGen, then Licensee shall so notify ImmunoGen and ImmunoGen shall have the right to send Licensee a new written notice to re-commence negotiations within [***] after receiving Licensee’s notice. If ImmunoGen provides such notice within such time period, the Parties shall negotiate for another [***] period (during which Licensee shall not offer the opportunity to any third party to obtain a license, or enter into an agreement pursuant to which a third party would obtain the right to develop or commercialize the Product in North America) the terms of the ImmunoGen Exclusive License based upon the terms and conditions offered to the third party. The Parties hereby acknowledge and agree that neither Party shall have an obligation to enter into an ImmunoGen Exclusive License.

2.4

Retained Rights. Licensee acknowledges and agrees that ImmunoGen (a) retains the right to make, have made, use and import the Compound for all purposes other than the research, manufacture, development, use or commercialization of Products (or Compounds to the extent included or incorporated, or intended to be included or incorporated, in a Product), and (b) is free to use the Licensed Patent Rights and Licensed Material for purposes other than those exclusively licensed to Licensee under this Agreement.

2.5

Residuals. ImmunoGen may use for any purpose the Residuals resulting from access to or work with the Product and Licensed Material solely for purposes other than to Develop, Commercialize, Manufacture or otherwise exploit Products (or Compounds to the extent included or incorporated, or intended to be included or incorporated, in a Product). As used herein, “Residuals” means information in non-tangible form which may be retained by persons who have had access to the Product and Licensed Material, including ideas, concepts, know-how or techniques contained therein.

2.6

No Additional Rights. Nothing in this Agreement shall be construed to confer any rights upon Licensee by implication, estoppel, or otherwise as to any technology or Intellectual Property Rights of ImmunoGen or its Affiliates other than the rights in Licensed Technology expressly granted herein, regardless of whether such technology or Intellectual Property Rights shall be dominant or subordinate to any Licensed Technology.

3.

TRANSFER ACTIVITIES. ImmunoGen has requested [***] to transfer ownership of IND [***] (AVE1642) (the “AVE1642 IND”) to ImmunoGen, and will use commercially reasonable efforts to cause such transfer to be effected as promptly as practicable; provided that ImmunoGen shall be under no obligation to accept the transfer of the AVE1642 IND unless and until it has been placed on inactive status, the final clinical study report has been filed and all reporting obligations of the IND holder have been satisfied. If and when [***] transfers ownership of the AVE1642 IND to ImmunoGen, it shall so notify Licensee and, upon Licensee’s request, ImmunoGen agrees to provide a letter to the FDA and Licensee granting Licensee the right to reference the AVE1642 IND. ImmunoGen makes no representation or warranty to Licensee as to the accuracy or completeness of any of the information contained in the AVE1642 IND, or in the adequacy or sufficiency of the right to reference the AVE1642 IND for Licensee’s purpose in Developing Products. ImmunoGen shall transfer the Licensed Material listed to Licensee as promptly as possible after the Effective Date. If, after the Effective Date, ImmunoGen identifies any materials or documentation, or otherwise becomes aware of any materials or documentation, other than Licensed Material listed on Schedule 1.41, that is Controlled by ImmunoGen as of the Effective Date and necessary or useful to Develop, Manufacture, Commercialize, or otherwise exploit the Products, then such additional materials or documentation shall be deemed to be included within the definition of “Licensed Material” for all purposes under this Agreement, and ImmunoGen shall promptly transfer such materials and documents to Licensee. For purposes of clarity, ImmunoGen shall provide Licensee with full access to the information included in the AVE1642 IND, when and if such information has been transferred by [***] to ImmunoGen, and to make copies thereof (at Licensee’s expense), but ImmunoGen shall have no obligation to transfer ownership of the AVE1642 IND to Licensee.

4.	DEVELOPMENT; COMMERCIALIZATION; MANUFACTURING.

4.1

General. Licensee shall have sole responsibility for the cost and expense of, and the sole authority over and control of, the Development, Manufacture, Regulatory Approval and Commercialization of Compounds and Products.

4.2	Diligence.

4.2.1

Development. Licensee shall itself, or through its Affiliates or Sublicensees, use Commercially Reasonable Efforts to Develop and seek Regulatory Approval for the Product in the United States and at least one other Major Market Country.

4.2.2

Commercialization. Licensee shall itself, or through its Affiliates or Sublicensees, use Commercially Reasonable Efforts to Commercialize a given Product in each Major Market Country where Licensee or its designated Affiliates or Sublicensees receive Regulatory Approval for such Product.

4.3

Regulatory Filings. In connection with its efforts to Develop the Product, Licensee shall bear all responsibility and expense for submitting Regulatory Filings and obtaining Regulatory Approval for the Product. Licensee will undertake such activities at its sole expense.

4.4

Progress Reporting. At least [***] prior to the start of each Calendar Year, starting with the calendar year 2017, Licensee shall provide to ImmunoGen a report including (a) an update on the progress of Licensee’s Development and Commercialization activities, including key achievements to date in the Calendar Year and (b) a summary of the planned Development and Commercialization activities for the upcoming Calendar Year, including key achievements that are expected.

5.	PAYMENT TERMS.

5.1

Upfront Payment. In consideration of the licenses and rights granted to Licensee hereunder, Licensee shall pay to ImmunoGen a one-time, upfront, non-refundable and non-creditable payment of US $200,000 on the Effective Date (“Upfront Payment”).

5.2

Development Milestone Payments. In consideration of the licenses and rights granted to Licensee hereunder, Licensee shall pay to ImmunoGen the amounts set forth below within [***] following the first occurrence of each event described below (each event, a “Development Milestone” and each payment, a “Development Milestone Payment”).

DEVELOPMENT MILESTONE	DEVELOPMENT MILESTONE PAYMENT
(1) [***]	US$500,000
(2) [***]	US$1.5 million
(3) [***]	[***]
(4) [***]	[***]
(5) [***]	[***]
(6) [***]	[***]

For the avoidance of doubt: (i) the Development Milestone Payments for Development Milestones 1 through 6 above shall be payable only once upon achievement of the applicable Development Milestone; and (ii) satisfaction of a Development Milestone by a Sublicensee or assignee of, or Third Party retained by, Licensee or its Affiliates shall be deemed to have been satisfied by Licensee for purposes of this Section 5.2. [***]

5.3

Sales Milestone Payments. In consideration of the licenses and rights granted to Licensee hereunder, Licensee shall pay to ImmunoGen the following one-time payments set forth below within [***] following the applicable Calendar Year when total Calendar Year world-wide (WW) Net Sales of Products since First Commercial Sale in the Territory first exceed the respective thresholds indicated below (each event, a “Sales Milestone” and each payment, a “Sales Milestone Payment”).

SALES MILESTONE	SALES MILESTONE PAYMENT
Calendar Year total WW Net Sales first exceed [***]	[***]
Calendar Year total WW Net Sales first exceed [***]	[***]
Calendar Year total WW Net Sales first exceed [***]	[***]
Calendar Year total WW Net Sales first exceed [***]	[***]

5.4

Royalty Payments. In consideration of the licenses and rights granted to Licensee hereunder, Licensee shall pay to ImmunoGen royalties in the amount of the Marginal Royalty Rates (set forth below) on the total WW Net Sales resulting from the sale of Products in the Territory during each Calendar Year (collectively, “Royalties”).

WORLD-WIDE NET SALES TIERS	MARGINAL ROYALTY RATE
Total WW Net Sales above [***], up to and including [***] million	[***]
Total WW Net Sales above [***] million, up to and including [***] million	[***]
Total WW Net Sales above [***] million, up to and including [***] million	[***]
Total WW Net Sales above [***] million, up to and including [***] million	[***]
Total WW Net Sales above [***] million	[***]

Each Marginal Royalty Rate set forth in the table above shall apply only to that portion of the Net Sales of the Product in the Territory during a given Calendar Year that falls within the indicated range. Licensee shall pay to ImmunoGen the applicable Royalties within [***] following the expiration of each Calendar Quarter after the date of the First Commercial Sale. Royalties will be payable on a country-by-country basis commencing as of the [***] until [***]. All Royalty payments shall be accompanied by a report that includes reasonably detailed information regarding a total monthly sales calculation of Net Sales of Product (including all deductions) and all Royalties payable to ImmunoGen for the applicable Calendar Quarter (including any foreign exchange rates employed). Licensee acknowledges and agrees that royalty payments made under this Agreement in the absence of a Valid Claim covering a Product are in partial consideration for all other rights and licenses granted to Licensee under this Agreement.

5.5

Royalty Offset Payments. Notwithstanding anything to the contrary contained herein, Licensee shall deduct from the royalty due to ImmunoGen [***] of running royalties paid by Licensee to Third Parties with respect to Net Sales in a country for composition of matter patent rights relating to the Compound in the absence of which Licensee could not make, use, sell, offer for sale or import the Product in such country without infringing such Third Party patent rights, subject to a floor of [***] of what the royalty payment would have been absent such deduction.

5.6	Other Payments. Licensee shall pay to ImmunoGen any other amounts due under this Agreement within [***] following receipt of invoice.

5.7

Late Payments. Any amount required to be paid by a Party hereunder which is not paid on the date due shall bear interest, to the extent permitted by law, at [***] above the [***] U.S. Dollar LIBOR rate effective for the date such payment was due, as reported in the Wall Street Journal. Such interest shall be computed on the basis of a year of three hundred sixty (360) days for the actual number of days payment is delinquent.

5.8

Currency. Any payments under this Section 5 that are recorded in currencies other than the U.S. Dollar shall be converted into U.S. Dollars at the average of the daily foreign exchange rates published in the Wall Street Journal (or any other qualified source that is acceptable to both Parties) for the Calendar Quarter in which such payments or expenses occurred, or for periods less than a Calendar Quarter, the average of the daily rates published in the Wall Street Journal for such period.

5.9

Method of Payment. All payments from Licensee to ImmunoGen shall be made by wire transfer via immediately available funds in U.S. dollars to credit the bank account set forth below or such other bank account as designated by ImmunoGen in writing to Licensee at least [***] before payment is due. Any payment which falls due on a date which is not a Business Day may be made on the next succeeding Business Day.

Bank Name:	[***]
Bank Country:	[***]
Bank Address:	[***]
Bank Account Number:	[***]
Account Name	[***]
Routing Number	[***]
ABA Number
Swift ID	[***]

5.10	Taxes.

5.10.1

It is understood and agreed between the Parties that any payments made under this Agreement are exclusive of any value added or similar tax (“VAT”), which shall be added thereon as applicable. For greater clarity, Licensee shall not be liable for any taxes based solely on ImmunoGen’s net income. In the event any payments made by Licensee to ImmunoGen pursuant to this Agreement become subject to withholding taxes under the Applicable Law of any jurisdiction, (a) Licensee shall deduct and withhold the amount of such taxes for the account of IrnmunoGen to the extent required by Applicable Law, (b) such amounts payable to ImmunoGen shall be reduced by the amount of taxes deducted and withheld, (c) Licensee shall pay the amounts of such taxes to the proper Governmental Authority in a timely manner and (d) Licensee shall promptly transmit to ImmunoGen, to the extent available, an official tax certificate or other evidence of such withholding sufficient to enable ImmunoGen to claim such payments of taxes. In determining the amount of any such withholding taxes required to be deducted or withheld under Applicable Law, the Parties shall take into account the provisions of any relevant income tax convention between Canada and the country of residence of ImmunoGen. Any such withholding taxes required under Applicable Law to be paid or withheld shall be an expense of, and borne by, ImmunoGen. For greater certainty, any amount so withheld and remitted by Licensee shall discharge Licensee’s obligation to pay such amounts to ImmunoGen provided Licensee has remitted or caused to be remitted such withheld amounts to the proper Governmental Authority. ImmunoGen shall provide any tax forms to Licensee that may be reasonably necessary in order for Licensee not to withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. Each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by Applicable Law, of withholding taxes, VAT or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or VAT.

5.10.2

Notwithstanding anything in this Agreement to the contrary, if a Party takes any action (including but not limited to any assignment or sublicense of its rights or obligations under this Agreement) and if as a result of such action, a payment under this Agreement is subject to an increased withholding tax or VAT liability, the Party taking such action shall bear the cost of such increased withholding tax or VAT liability. For sake of clarification, if the Licensee takes any action and such action results in the imposition of a withholding tax that would not have been imposed but for such action, then the sum payable by Licensee shall be increased to the extent necessary to ensure that ImmunoGen receives a sum equal to the sum which it would have received had no such action occurred; provided, however, that Licensee shall have no obligation to pay any additional amount under this Section 5.10.2 to the extent such increased withholding tax would not have been imposed but for (i) an action by ImmunoGen or (ii) a failure of ImmunoGen to comply with the requirements of Section 5.10.1 or Section 5.10.3.

5.10.3

Licensee and ImmunoGen will cooperate with respect to all documentation required by any taxing authority or reasonably requested by Licensee to secure a reduction in the rate of applicable withholding Taxes. On the date of execution of this Agreement, ImmunoGen will deliver to Licensee an accurate and complete Canada Revenue Agency form NR301 (Declaration of eligibility for benefits (reduced rate)) under a tax treaty for a non-resident person and such other documentation as may be reasonably requested by Licensee certifying that Licensor is entitled to the applicable benefits under the Canada-United States Tax Convention, as adopted into Canadian law by the Canada-United States Tax Convention Act, 1984 (as it may be amended or succeeded, the “Tax Treaty”.

6.	RECORDS; AUDIT RIGHTS.

6.1

Relevant Records. Licensee shall maintain accurate financial books and records pertaining to sale of the Product by Licensee, its Affiliates or Sublicensees, including any and all calculations of the Upfront Payment, Milestone Payments, Royalties and Royalty Offset Payments (collectively, “Relevant Records”). Licensee shall maintain the Relevant Records for the longer of: (a) the period of time required by Applicable Law, or (b) [***] following expiration or termination of this Agreement.

6.2

Audit Request. ImmunoGen shall have the right during the Term and for [***] thereafter to engage, at its own expense, an independent auditor reasonably acceptable to Licensee to examine the Relevant Records from time-to-time, but no more frequently than [***], as may be necessary to verify compliance with the terms of this Agreement. Such audit shall be requested in writing at least [***] in advance, and shall be conducted during Licensee’s normal business hours and otherwise in a manner that minimizes any interference to Licensee’s business operations.

6.3	Audit Fees and Expenses. ImmunoGen shall bear any and all fees and expenses it may incur in connection with any such audit of the Relevant Records; provided,

however, in the event an audit reveals an underpayment by Licensee of more than [***] as to the period subject to the audit, Licensee shall reimburse ImmunoGen for any reasonable and documented out-of-pocket costs and expenses of the audit.

6.4

Payment of Deficiency. If any audit establishes that Licensee underpaid any amounts due to ImmunoGen under this Agreement, then Licensee shall pay ImmunoGen any such deficiency (plus interest thereon at a rate provided in Section 5.7 hereof) within [***] after receipt of written notice thereof. If any audit establishes an overpayment by Licensee, then Licensee shall be entitled to take a credit equal to [***].

7.	INTELLECTUAL PROPERTY RIGHTS.

7.1

Pre-existing IP. Subject only to the rights expressly granted to the other Party under this Agreement, each Party shall retain all rights, title and interests in and to any Intellectual Property Rights that are owned by or licensed or sublicensed to such Party prior to or independent of this Agreement.

7.2	Licensee IP. As between the Parties, Licensee shall own all rights, title and interests in and to Licensee IP.

7.3	Patent Prosecution.

7.3.1

Acknowledgment. Licensee or its Affiliate shall be solely responsible for (a) prosecuting all pending and new patent applications included within the Licensed Patent Rights , (b) responding to oppositions, nullity actions, re-examinations, revocation actions and similar proceedings filed by Third Parties against the issuance of Patent Rights for such applications and (c) maintaining in force any issued Licensed Patent Rights (collectively, “Prosecution Activities”).

7.3.2

Review & Comment. Licensee shall provide ImmunoGen with material correspondence with each of the patent offices pertaining to Licensee’s prosecution of the Licensed Patent Rights. Upon the written request of ImmunoGen, Licensee shall provide ImmunoGen with draft copies of all filings and relevant documentation (to the extent not previously submitted to and reviewed by ImmunoGen) relating to the Licensed Patent Rights at least [***] Business Days prior to the required submission date. Licensee shall consider any proposed comments proposed by ImmunoGen to such filings and documentation in good faith, provided that Licensee is not required to incorporate ImmunoGen’s comments and Licensee has final decision making authority on patent prosecution.

7.3.3

Costs. Licensee shall be solely responsible for all out of pocket costs and expenses incurred following the Effective Date with respect to Prosecution Activities, provided that Licensee shall not be responsible for such costs and expenses for activities with respect to any patents or applications within the Licensed Patent Rights that do not cover the Compound. ImmunoGen acknowledges that, as of the Effective Date, Licensee has reimbursed ImmunoGen for all costs and expenses attributable to Prosecution Activities and Enforcement Activities that were incurred by ImmunoGen in the 2016 calendar year prior to the Effective Date.

7.3.4

Liability. To the extent that a Party is obtaining, prosecuting or maintaining a Licensed Patent Right or otherwise exercising its rights under this Section 7, neither such Party, nor any of its Affiliates, employees, agents or representatives, shall be liable to the other Party in respect of any act, omission, default or neglect on the part of any such Affiliate, employee, agent or representative in connection with such activities taken in good faith.

8.	INFRINGEMENT; MISAPPROPRIATION.

8.1

Notification. Each Party will promptly notify the other Party in writing of any actual or threatened infringement, misappropriation, other violation or challenge to the validity, scope or enforceability by a Third Party of any Licensed Technology in the Field and in the Territory (but with respect to Licensed Patent Rights, solely to the extent such rights cover the Compound or Product) of which it becomes aware (“Third Party Infringement”).

8.2	Infringement Action.

8.2.1	Right of Enforcement.

(a)

Subject to the exceptions described in this Section 8.2, Licensee shall have the first right (but not the obligation), at its own expense, to control enforcement of the Licensed Patent Rights against any Third Party Infringement within the scope of its exclusive license. ImmunoGen may, at its expense, join Licensee as a party for standing purposes, provided that if ImmunoGen is represented by independent counsel in such action, ImmunoGen shall bear the expense of such counsel. Prior to commencing any such action, Licensee shall consult with ImmunoGen and shall give due consideration to lmmunoGen’s recommendations regarding the proposed action. Licensee shall give ImmunoGen timely notice of any proposed settlement of any such action instituted by Licensee and shall not, without the prior written consent of ImmunoGen, enter into any settlement that would: (i) adversely affect the validity, enforceability or scope of any of the Licensed Patent Rights, (ii) give rise to liability of ImmunoGen or its Affiliates, (iii) admit non-infringement of any Licensed Patent Rights, or (iv) otherwise impair ImmunoGen’s rights in any Licensed Technology or this Agreement.

(b)

Notwithstanding Section 8.2.1(a), ImmunoGen shall have the sole right of enforcement with respect to any Patent Right within the Licensed Patent Rights that covers any Third Party Infringement not within the scope of Licensee’s exclusive license, and may, at its expense, join Licensee as a party for standing purposes, provided that if Licensee is represented by independent counsel in such action, Licensee shall bear the expense of such counsel. ImmunoGen shall give Licensee timely notice of any proposed settlement of any such action instituted by ImmunoGen and shall not, without the prior written consent of Licensee, enter into any settlement that would: (i) adversely affect the validity, enforceability or scope of any claim within the Licensed Patent Rights which covers the Compound, (ii) give rise to liability of Licensee or its Affiliates, (iii) admit non-infringement of any claim within the Licensed Patent Rights which covers the Compound, or (iv) otherwise impair Licensee’s rights in any Licensed Technology or this Agreement.

(c)

If Licensee does not, with respect to its first right of enforcement under Section 8.2.1(a), obtain agreement from the alleged infringer to desist or fails or refuses to initiate an infringement action by the earlier of (i) [***] following Licensee’s receipt of notice of the alleged infringement, or (ii) [***] before the expiration date for filing such actions, then ImmunoGen shall have the right, but not the obligation, at its sole discretion, to control such enforcement of the Licensed Technology and may at its expense join Licensee as a party for standing purposes, provided that if Licensee is represented by independent counsel in such action, Licensee shall bear the expense of such counsel. Prior to commencing any such action, ImmunoGen shall consult with Licensee and shall give due consideration to Licensee’s recommendations regarding the proposed action. ImmunoGen shall give Licensee timely notice of any proposed settlement of any such action instituted by ImmunoGen and shall not, without the prior written consent of Licensee, enter into any settlement that would: (i) adversely affect the validity, enforceability or scope of any claim within the Licensed Patent Rights which covers the Compound, (ii) give rise to liability of Licensee or its Affiliates, (iii) admit non-infringement of any claim within the Licensed Patent Rights which covers the Compound, or (iv) otherwise impair Licensee’s rights in any Licensed Technology or this Agreement.

8.2.2

Recoveries. Any recoveries resulting from an action relating to a claim of Third Party Infringement within the scope of Licensee’s exclusive license shall first be applied to [***]. Any remaining recoveries shall be retained by (or if received by ImmunoGen, paid to) Licensee; provided, however, [***]. If Licensee fails to institute an action or proceeding and

ImmunoGen exercises its right to prosecute such infringement pursuant to Section 8.2.1(c), any remaining recoveries shall be retained by ImmunoGen. ImmunoGen shall retain [***] of any recoveries resulting from an action brought by ImmunoGen relating to any other claim of Third Party Infringement, except that ImmunoGen would retain [***] of any recoveries solely attributable to a claim of Third Party Infringement outside the scope of Licensee’s exclusive license, including with respect to any patent or application within the Licensed Patent Right that does not cover the Compound.

8.3

Purple Book Listings. To the extent required by or permitted by Applicable Law, Licensee will have the right to decide whether to list with the applicable Regulatory Authorities during the Term any applicable Patent Rights for a Compound or Product that has become the subject of an application for Regulatory Approval submitted to FDA as a “biosimilar” or equivalent version of a Product. ImmunoGen will reasonably cooperate, at Licensee’s request and expense, in preparing and/or filing such listings within the time frames available or required for such listings to be submitted in connection with such Compound and/or Product.

8.4

Patent Term Extension. Licensee shall notify ImmunoGen of the date of Regulatory Approval of a Product by the relevant Regulatory Authority. Licensee shall have the right to prepare and file a patent term extension or supplementary protection certificate application upon Regulatory Approval of such Product with respect to any Patent Rights other than the Licensed Patent Rights. Licensee shall have the right with respect to obtaining patent term extensions with respect to the Licensed Patent Rights pursuant to 35 U.S.C. § 156 and foreign counterparts and equivalents thereof, including supplementary protection certificates, to the extent such extensions are available with respect to the Compound and patents covering the Compound.

9.	CONFIDENTIALITY.

9.1

Definition. “Confidential Information” means all proprietary information and data of a financial, commercial or technical nature (including such information or data of or relating to a Third Party) that the disclosing Party or any of its Affiliates has supplied or otherwise made available to the other Party or its Affiliates, which are disclosed in writing or, if disclosed orally, summarized in writing and provided to the receiving Party after disclosure. The existence, terms and provisions of this Agreement shall be considered the Confidential Information of each Party. Confidential Information shall not include information that: (a) is, at the time of disclosure or becomes, after the time of disclosure, known to the public or part of the public domain through no breach of this Agreement by the receiving Party or any Recipients to whom it disclosed such information; (b) was known to, or was otherwise lawfully in the possession of, the receiving Party prior to the time of disclosure by the disclosing Party; (c) is disclosed to the receiving Party on a non-confidential basis by a Third Party who is entitled to disclose it without breaching any confidentiality obligation to the disclosing Party; or (d) is independently developed by or on behalf of the receiving Party or any of its Affiliates, as evidenced by its written records, without use or access to the Confidential Information.

9.2

Obligations. The receiving Party will protect all Confidential Information of the disclosing Party against unauthorized disclosure to Third Parties with the same degree of care as the receiving Party uses for its own similar information, but in no event less than a reasonable degree of care. The receiving Party may disclose the Confidential Information to its Affiliates, and their respective directors, officers, employees, subcontractors, current and prospective sublicensees, consultants, attorneys, accountants, bankers and investors (collectively, “Recipients”) who have a need to know such information for purposes related to this Agreement, provided that the receiving Party shall hold such Recipients to written obligations of confidentiality with terms and conditions at least as restrictive as those set forth in this Agreement. All obligations of confidentiality under this Agreement shall survive expiration or termination of this Agreement for a period of [***].

9.3	Exceptions.

9.3.1

Disclosure Required by Law. The restrictions set forth in this Section 9 shall not apply to any Confidential Information that the receiving Party is required to disclose under Applicable Laws or a court order or other governmental order or the rules and regulations of the Securities and Exchange Commission (“SEC”) or any national securities exchange, provided that the receiving Party, to the extent permitted under Applicable Law: (a) provides the disclosing Party with prompt notice of such disclosure requirement if legally permitted, (b) affords the disclosing Party an opportunity to oppose, limit or secure confidential treatment for such required disclosure or, for submissions or disclosures required by the SEC or national securities exchange, itself uses reasonable efforts to secure confidential treatment for such required disclosure and (c) if the disclosing Party is unsuccessful in its efforts pursuant to subsection (b), discloses only that portion of the Confidential Information that the receiving Party is legally required to disclose as advised by the receiving Party’s legal counsel.

9.3.2

Disclosure to Assignee of Payments. In the event that ImmunoGen wishes to assign, pledge or otherwise transfer its rights to receive some or all of the Milestone Payments and Royalties payable hereunder, ImmunoGen may disclose to a Third Party Confidential Information of Licensee in connection with any such proposed assignment, provided that ImmunoGen shall hold such Third Parties to written obligations of confidentiality with terms and conditions at least as restrictive as those set forth in this Agreement. ImmunoGen shall notify Licensee promptly if it enters into any agreement under which it has assigned its rights to receive some or all of the Milestone Payments and Royalties paid hereunder.

9.4

Right to Injunctive Relief. Each Party agrees that breaches of this Section 9 may cause irreparable harm to the disclosing Party and shall entitle the disclosing Party, in addition to any other remedies available to it (subject to the terms of this Agreement), the right to seek injunctive relief enjoining such action.

9.5

Ongoing Obligation for Confidentiality. Upon expiration or termination of this Agreement, the receiving Party shall, and shall cause its Recipients to, destroy, delete or return (as requested by the disclosing Party) any Confidential Information of the disclosing Party, except that the receiving Party (a) may retain a single copy of Confidential Information for the sole purpose of ascertaining its rights and responsibilities in respect of such information and (b) shall not be required to destroy any computer files stored securely by the receiving Party that are created by automatic system back up.

10.	REPRESENTATIONS, WARRANTIES AND COVENANTS.

10.1	Representations and Warranties by Each Party. Each Party represents and warrants to the other Party as of the Effective Date that:

10.1.1	it is a corporation duly organized, validly existing, and m good standing under the laws of its jurisdiction of formation;

10.1.2

it has full corporate power and authority to execute, deliver, and perform under this Agreement, and has taken all corporate action required by Applicable Law and its organizational documents to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement;

10.1.3	this Agreement constitutes a valid and binding agreement enforceable against it in accordance with its terms;

10.1.4	all consents, approvals and authorizations from all governmental authorities or other Third Parties required to be obtained by such Party in connection with this Agreement have been obtained; and

10.1.5

the execution and delivery of this Agreement and all other instruments and documents required to be executed pursuant to this Agreement, and the consummation of the transactions contemplated hereby do not and shall not: (i) conflict with or result in a breach of any provision of its organizational documents, (ii) result in a breach of any agreement to which it is a party that would impair the performance of its obligations hereunder; or (iii) violate any Applicable Law.

10.2	Representations and Warranties by ImmunoGen. ImmunoGen represents and warrants to Licensee as of the Effective Date that:

10.2.1	ImmunoGen has not assigned, transferred, out-licensed, conveyed or otherwise encumbered its right, title and interest in or to (including by granting any covenant not to sue) any Licensed Technology that is inconsistent with or otherwise diminishes the rights and licenses granted to Licensee under this Agreement;

10.2.2	There is no ongoing or, to ImmunoGen’s Knowledge, threatened litigation involving the Licensed Patent Rights.

10.2.3	To ImmunoGen’s Knowledge, no Third Parties have any right, title or interest in or to any Patent Right included in the Licensed Patent Rights;

10.2.4

ImmunoGen has not received any written notice, and otherwise has no actual Knowledge, that the use, Development, Manufacture or Commercialization of the Compound on or prior to the Effective Date infringes upon, violates or constitutes a misappropriation of, or may infringe upon, violate or constitute a misappropriation of, or otherwise interfere with, any other Intellectual Property Rights of any Third Party.

10.2.5

ImmunoGen has not (a) been served by a Third Party with a notice of material breach or letter threatening to assert material breach by ImmunoGen under any agreement with such Third Party with respect to the Compound or (b) served any such Third Party with a notice of material breach or letter threatening to assert material breach by such Third Party under such agreement;

10.2.6

ImmunoGen has not utilized and will not utilize, in connection with the Compound, any person or entities that, to ImmunoGen’s Knowledge, have been or are debarred by FDA pursuant to the provisions of the Generic Drug Enforcement Act of 1992 (21 U.S.C. §335);

10.2.7

ImmunoGen has not received any notices of violations of Applicable Law from the FDA or any other Regulatory Authority with respect to any past use, Development, Manufacture, or Commercialization of a Compound that could reasonably be deemed to adversely affect the use, Development, Manufacture, or Commercialization of such Compound.

10.2.8

ImmunoGen has obtained from all inventors of the inventions claimed in the Licensed Patent Rights valid and enforceable agreements assigning to ImmunoGen each such inventor’s entire right, title and interest in and to the Licensed Patent Rights;

10.2.9

Neither ImmunoGen nor any of its Affiliates owns or otherwise Controls any Patent Rights other than the Licensed Patent Rights that cover the Compound or Product, their use in the Field, or their manufacture as currently conducted by ImmunoGen; and

10.2.10

To ImmunoGen’s Knowledge, neither ImmunoGen nor any of its Affiliates owns or otherwise Controls any materials or documents relating to the Compound other than the Licensed Material that are necessary or useful for Licensee to exercise the licenses and rights granted to Licensee under this Agreement.

For purposes of this Section 10.2, “Knowledge” means the actual knowledge (without having conducted, or having any duty to conduct, any specific inquiry) of the following ImmunoGen employees: [***].

10.3	Representations, Warranties and Covenants by Licensee.

10.3.1

Licensee has not utilized and will not utilize, in connection with a Product, any person or entities that, to Licensee’s knowledge, have been or are debarred by FDA pursuant to the provisions of the Generic Drug Enforcement Act of 1992 (21 U.S.C. § 335); and

10.3.2	Licensee covenants to ImmunoGen that it shall comply with all Applicable Law with respect to the performance of its obligations hereunder.

10.4

Representations, Warranties and Covenants related to Compliance Laws. Without limiting the generality of Section 10.3.2, Licensee shall comply with the U.S. Foreign Corrupt Practices Act and any other applicable anti-bribery or anti-corruption laws (“Compliance Laws”). Licensee represents and warrants that neither Licensee, nor its respective Affiliates, nor to Licensee’s knowledge, any director, officer, employee, consultant, agent or representative or other person acting on its behalf has taken or will take any action, directly or indirectly, to pay, offer, promise or authorize the payment, or giving of anything of value to any Government Official, or to any person, and has not accepted and will not accept a payment for any item of value: (a) for the purpose of (i) influencing any act or decision of such Government Official(s) in their official capacity, including the failure to perform an official function, in order to assist Licensee or its Affiliates or any beneficiary of the Licensee in obtaining or retaining business, or directing business to any third party, (ii) securing an improper advantage in connection with a Government Official, (iii) inducing such Government Official(s) to use their influence to affect or influence any act or decision of a government entity in order to assist Licensee, its Affiliates or any beneficiary of Licensee in obtaining or retaining business, or directing business to any third party, or (v) providing an unlawful personal gain or benefit, of financial or other value, to such Government Official(s); or (b) otherwise for the benefit of Licensee, or any of its Affiliates in violation of any federal, state, local, municipal, foreign, international, multinational or other administrative law. As used herein, “Government Official” means: (A) any elected or appointed government official (e.g., a member of a ministry of health), (B) any employee or person acting for or on behalf of a government official, agency, or enterprise performing a governmental function, (C) any political party officer, employee, or person acting for or on behalf of a political party or candidate for public office, (D) an employee or person acting for or on behalf of a public international organization, or (E) any person otherwise categorized as a government official under local law. “Government” is meant to include all levels and subdivisions of non-U.S. governments (i.e., local, regional, or national and administrative, legislative, or executive).

10.5

No Action Required Which Would Violate Law. In no event shall either Party be obligated under this Agreement to take any action or omit to take any action that such Party believes, in good faith, would cause such Party to violate any Applicable Law, including without limitation the Compliance Laws.

10.6

No Other Warranties. EXCEPT AS EXPRESSLY STATED IN THIS ARTICLE 10, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, INCLUDING BUT NOT LIMITED TO WARRANTIES OF TITLE, NON-INFRINGEMENT, VALIDITY, ENFORCEABILITY, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

11.	INDEMNIFICATION.

11.1

Indemnification by Licensee. Licensee agrees to indemnify, hold harmless and defend ImmunoGen and its Affiliates, and their respective officers, directors, employees, contractors, agents and assigns (collectively, “ImmunoGen Indemnitees”), from and against any Claims to the extent arising or resulting from: (a) the Development of a Product by Licensee, its Affiliates, subcontractors or Sublicensees, (b) the Commercialization of a Product by Licensee, its Affiliates, subcontractors or Sublicensees, (c) the negligence, recklessness or wrongful intentional acts or omissions of Licensee, its Affiliates, subcontractors or Sublicensees, except to the extent caused by a breach by ImmunoGen or any of its Affiliates of any of ImmunoGen’s obligations, representations, warranties or covenants set forth in this Agreement, or ImmunoGen’s, or its Affiliates’ negligence, recklessness or intentional acts, or the negligence, recklessness or intentional acts of any Third Party direct licensee (other than Licensee’s Sublicensees or subcontractors under this Agreement) of the Licensed Technology acting within the scope of such license with ImmunoGen, (d) breach by Licensee of any representation, warranty or covenant as set forth in this Agreement or (e) breach by Licensee of the scope of the license set forth in Sections 2.1. As used herein, “Claims” means collectively, any and all demands , claims, actions and proceedings (whether criminal or civil, in contract, tort or otherwise) asserted or brought by any Third Party for losses, damages, liabilities, costs and expenses (including attorneys’ fees).

11.2

Indemnification by ImmunoGen. ImmunoGen agrees to indemnify, hold harmless and defend Licensee and its Affiliates and Sublicensees, and their respective officers, directors, employees, contractors, agents and assigns (collectively, “Licensee Indemnitees”), from and against any Claims to the extent arising or resulting from (a) the actions undertaken by ImmunoGen , its Affiliates or subcontractors during the Development, manufacture or use of the Compound and Product prior to the Effective Date, (b) the negligence, recklessness or wrongful intentional acts or omissions of ImmunoGen, its Affiliates, or the negligence, recklessness or intentional acts of any Third Party direct licensees (other than Licensee’s Sublicensees or subcontractors under this Agreement) of the Licensed Technology acting within the scope of such license with ImmunoGen, or (c) breach by ImmunoGen of any representation, warranty, obligation or covenant as set forth in this Agreement, except to the extent caused by a breach by Licensee, its Affiliates, subcontractors or Sublicensees of any of Licensee’s obligations, representations, warranties or covenants set forth in this Agreement, or Licensee’s, or its Affiliates’, subcontractors’ or Sublicensees’, negligence, recklessness or intentional acts.

11.3

Indemnification Procedure. In connection with any Claim for which a Party (the “Indemnified Party”) seeks indemnification from the other Party (the “Indemnifying Party”) pursuant to this Agreement, the Indemnified Party shall: (a) give the Indemnifying Party prompt written notice of the Claim; provided, however, that failure to provide such notice shall not relieve the Indemnifying Party from its liability or obligation hereunder, except to the extent of any material prejudice as a direct result of such failure; (b) cooperate with the Indemnifying Party, at the Indemnifying Party’s expense, in connection with the defense and settlement of the Claim; and (c) permit the Indemnifying Party to control the defense and settlement of the Claim; provided, however, that the Indemnifying Party may not settle the Claim without the Indemnified Party’s prior written consent, which shall not be unreasonably withheld or delayed, in the event that such settlement materially adversely impacts the Indemnified Party’s rights or obligations. Further, the Indemnified Party shall have the right to participate (but not control) and be represented in any suit or action by advisory counsel of its selection and at its own expense.

12.	LIMITATION OF LIABILITY.

12.1

Consequential Damages Waiver. EXCEPT FOR A BREACH OF SECTION 9 OR OBLIGATIONS ARISING UNDER SECTION 11, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES, INCLUDING DAMAGES FOR LOST PROFITS OR LOST REVENUES REGARDLESS OF WHETHER IT HAS BEEN INFORMED OF THE POSSIBILITY OR LIKELIHOOD OF SUCH DAMAGES OR THE TYPE OF CLAIM, CONTRACT OR TORT (INCLUDING NEGLIGENCE) AND EVEN IF THE REMEDIES PROVIDED FOR IN THIS AGREEMENT FAIL OF THEIR ESSENTIAL PURPOSE.

13.	TERM; TERMINATION.

13.1	Term. The term of this Agreement (“Term”) shall commence as of the Effective Date and, unless earlier terminated as expressly provided herein, shall expire upon the last-to-expire Royalty Term.

13.2

Termination for Cause. Each Party shall have the right, without prejudice to any other remedies available to it at law or in equity, to terminate this Agreement in the event the other Party materially breaches any of its obligations hereunder and fails to cure such breach within ninety (90) days of receiving notice thereof; provided, however, if such breach is capable of being cured, but cannot be cured within such ninety (90) day period, and the breaching Party initiates actions to cure such breach within such period and thereafter diligently pursues such actions, the breaching Party shall have such additional period as is reasonable to cure such breach, but in no event will such additional period exceed ninety (90) days. Any termination by a Party under this Section 13.2 shall be without prejudice to any damages or other legal or equitable remedies to which it may be entitled from the other Party.

13.3

Termination for a Bankruptcy Event. Each Party shall have the right to terminate this Agreement in the event of a Bankruptcy Event with respect to the other Party. “Bankruptcy Event” means the occurrence of any of the following:

(a)

the institution of any bankruptcy, receivership, insolvency, reorganization or other similar proceedings by or against a Party under any bankruptcy, insolvency, or other similar law now or hereinafter in effect, including any section or chapter of the United States Bankruptcy Code, as amended or under any similar laws or statutes of the United States or any state thereof (the “Bankruptcy Code”), where in the case of involuntary proceedings such proceedings have not been dismissed or discharged within [***] after they are instituted, (b) the insolvency or making of an assignment for the benefit of creditors or the admittance by a Party of any involuntary debts as they mature, (c) the institution of any reorganization, arrangement or other readjustment of debt plan of a Party not involving the Bankruptcy Code, (d) appointment of a receiver for all or substantially all of a Party’s assets, or (e) any corporate action taken by the board of directors of a Party in furtherance of any of the foregoing actions.

13.4

Termination for Convenience. For the period from the Effective Date until the first Regulatory Approval of the Product in any country in the Territory, Licensee shall have the right to terminate this Agreement for convenience upon ninety (90) days prior written notice to ImmunoGen. Upon such receipt of the first Regulatory Approval of the Product and continuing through the end of the Term, Licensee shall have the right to terminate this Agreement for convenience upon one hundred eighty (180) days prior written notice to ImmunoGen.

13.5	Effects of Termination.

13.5.1	Termination by Licensee for Cause or Bankruptcy Event. In the event that Licensee terminates this Agreement pursuant to Section 13.2 or Section 13.3, the following shall apply:

(a)

Rights and Obligations. Except as otherwise provided herein, all rights and obligations of each Party hereunder shall cease, including, subject to Section 13.5.1(b), the licenses granted to Licensee pursuant to Section 2.1.

(b)

Licensee Inventory. Licensee shall have the right to sell its remaining inventory of Product as of the termination date so long as Licensee has fully paid, and continues to pay when due, all Royalties, Milestone Payments and Partnering Fees payments owed to ImmunoGen, and Licensee is otherwise not in material breach of this Agreement. Except with respect to the offering for sale, sale and import of the remaining inventory of Product described above, Licensee shall immediately cease, and shall cause its Affiliates and Sublicensees to cease, all Development, manufacture, use and Commercialization of Compounds and Products in the Territory.

13.5.2

Termination by ImmunoGen for Cause, Bankruptcy Event; Termination by Licensee for Convenience. In the event that ImmunoGen terminates this Agreement pursuant to Section 13.2, or Section 13.3, or Licensee terminates this Agreement pursuant to Section 13.4, the following shall apply:

(a)	Rights and Obligations. Except as otherwise provided herein, all rights and obligations of each Party hereunder shall cease.

(b)

Transition. Within [***] of termination of this Agreement, at ImmunoGen’s sole option, ImmunoGen shall prepare and the Parties shall negotiate a transition plan that will include, at a minimum, a plan for accomplishing the activities described in this Section 13.5.2(b).

(i)

Continued Development. At ImmunoGen’s request and expense, Licensee shall continue on-going Development for a mutually agreed-upon period following terminating of this Agreement, which period shall not be less than [***] unless otherwise agreed to by the Parties. For avoidance of doubt, if ImmunoGen chooses not to continue a Clinical Trial initiated by Licensee, Licensee shall be solely responsible for the cost of winding down such trial, including compliance with any ethical or other requirements imposed by an applicable Regulatory Authority.

(ii)

Technology Transfer. At ImmunoGen’s request and expense, Licensee shall make available to ImmunoGen all currently available records and data which exist and are Controlled by Licensee as of the effective date of termination and are necessary or useful for ImmunoGen to continue using, Developing, Commercializing and Manufacturing the Product.

(iii)

Regulatory Matters. At ImmunoGen’s request and expense, Licensee shall transfer and assign to ImmunoGen (or its designee) all Regulatory Approvals, pricing approvals and Regulatory Filings held by Licensee with respect to the Product, provided that if such transfer and assignment is not permitted by the applicable Regulatory Authority, Licensee shall permit ImmunoGen to cross-reference and rely upon such Regulatory Approvals, pricing approvals and Regulatory Filings. Licensee shall make available to ImmunoGen copies of all regulatory documentation and records related to the Product, including information contained in the regulatory and safety databases. The Parties shall cooperate to ensure the prompt transition of regulatory responsibilities for the Product from Licensee to ImmunoGen.

(iv)

Trademarks. ImmunoGen shall have a fully paid-up, royalty-free, worldwide, transferable, sublicensable, perpetual and irrevocable license to use the trademarks associated with a Product solely for the purpose of using, Developing, Commercializing and Manufacturing the Product. ImmunoGen shall have a transitional license to use Licensee’s trademarks and promotional materials solely for the purpose of using, Developing, Commercializing and Manufacturing the Product.

(v)

Inventory and Supply. At ImmunoGen’s request and expense, Licensee shall transfer to ImmunoGen (or its designee) all Product, components and in-process inventory produced or held by Licensee with respect to the Manufacture of Products. At ImmunoGen’s request, Licensee shall continue to Manufacture or have Manufactured the Product for a period of not less than [***], including, at ImmunoGen’s request, a reasonable stock build. ImmunoGen shall pay to Licensee [***].

(vi)

Third Party Agreements. At ImmunoGen’s request and expense, to the extent Licensee is able to do so, Licensee shall assign to ImmunoGen (or its designee) any agreements with Third Parties with respect to the Development, Commercialization and Manufacture of the Product. With respect to Third Party agreements that Licensee is not able to assign to ImmunoGen, Licensee shall cooperate to give ImmunoGen the benefit of such contracts for a reasonable transitional period.

(c)

Licensee Inventory. In the event that Licensee terminates this Agreement pursuant to Section 13.4 and ImmunoGen elects not to initiate transition activities pursuant to Section 13.5.2(b), Licensee shall have the right to sell its remaining inventory of Product so long as Licensee has fully paid, and continues to pay when due, all Royalties, Milestone Payments and Partnering Fees payments owed to ImmunoGen, and Licensee is otherwise not in material breach of this Agreement. Except with respect to the offering for sale, sale and import of the remaining inventory of Product described above, Licensee shall immediately cease, and shall cause its Affiliates and Sublicensees to cease, all Development, manufacture, use and Commercialization of Compounds and Products in the Territory.

(d)

ImmunoGen Indemnification. ImmunoGen will indemnify, hold harmless and defend Licensee and its Affiliates, and their respective officers, directors, employees, contractors, agents and assigns, from and against any Claims to the extent arising or resulting from (a) the Development, Manufacture or use of Compound and Product by ImmunoGen, its Affiliates, subcontractors or sublicensees after the effective date of such termination, except to the extent caused by a material breach by Licensee of any of its obligations, representations, warranties or covenants set forth in this Agreement, or Licensee’s, or its Affiliates’ or sublicensees’, negligence, recklessness or intentional acts. The process for such indemnification shall be governed by Section 11.3 mutatis mutandis.

13.6

Survival. Any expiration or termination of this Agreement shall not preclude the terminating Party from exercising any other of those remedies to which it may be entitled under this Agreement or Applicable Law, or terminate any right to obtain performance of any obligation provided for in this Agreement that shall survive termination. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing hereunder prior to such expiration or termination. Without limiting the foregoing, the provisions of this Section 13.6 and Sections 1, 5, 6, 7.1, 7.2, 7.3.4, 8.2.2, 9, 10.6, 11, 12, 13.5, 14, 15, and 16 shall survive expiration or termination of this Agreement.

14.	PUBLICITY; PUBLICATIONS.

14.1

Use of Names. Subject to ImmunoGen’s rights pursuant to Section 13.5.2(b)(iv), neither Party (nor any of its Affiliates or agents) shall use the registered or unregistered trademarks, service marks, trade dress, trade names, logos, insignia, domain names, symbols or designs of the other Party or its Affiliates in any press release, publication or other form of promotional disclosure without the prior written consent of the other Party in each instance.

14.2

Press Releases. The Parties acknowledge that one or both Parties, either singly or jointly, may desire to publish one or more press releases relating to this Agreement, the License, and developments made thereto. However, each Party agrees not to issue any press release or other public statement, whether written, electronic, oral or otherwise, disclosing the existence of this Agreement, the terms hereof or any information relating to this Agreement without the prior written consent of the other Party, such consent not to be unreasonably withheld or delayed. Neither Party will be prevented from complying with any duty of disclosure it may have pursuant to Applicable Law or the rules of any recognized stock exchange so long as the disclosing Party provides the other Party at least [***] Business Days prior written notice to the extent practicable and only discloses information to the extent required by Applicable Law or the rules of any recognized stock exchange.

14.3

Publications. During the Term, Licensee shall submit to ImmunoGen for review and approval any proposed academic, scientific or medical publication or public presentation that contains ImmunoGen’s Confidential Information. Such review and approval will be conducted for the purposes of preserving the value of the Licensed Technology and determining whether any portion of the proposed publication or presentation containing ImmunoGen’s Confidential Information should be modified or deleted. Written copies of such proposed publication or presentation required to be submitted hereunder shall be submitted to ImmunoGen no later than [***] before submission for publication or presentation (the “Review Period”). ImmunoGen shall provide its comments with respect to such publications and presentations within [***] of its receipt of such written copy. The Review Period may be extended for an additional [***] in the event ImmunoGen can, within [***] of receipt of the written copy, demonstrate reasonable need for such extension including for the preparation and filing of patent applications. Licensee will comply with standard academic practice regarding authorship of scientific publications and recognition of contribution of other parties in any publication governed by this Section 14.3, including International Committee of Medical Journal Editors standards regarding authorship and contributions.

15.	DISPUTE RESOLUTION.

15.1	Arbitration.

15.1.1

General. Except for disputes relating to the ownership, validity, construction, scope, enforceability, infringement or other violations of Intellectual Property Rights of a Party, any disputes , controversies or other claims arising out of this Agreement, its interpretation, validity, performance, enforceability, breach or termination (“Disputes”) that are not settled amicably shall be referred by sending written notice of the Dispute to the other Party for final and binding arbitration with the office of the American Arbitration Association in New York County, New York in accordance with the then-prevailing commercial arbitration rules of the American Arbitration Association.

15.1.2

Number of Arbitrators. The arbitration shall be settled by one (1) arbitrator who is neutral to the Parties, and the Parties shall endeavor to jointly appoint the arbitrator. If the Parties fail to jointly appoint the arbitrator within [***] of the arbitration being initiated, the appointment shall be made by the American Arbitration Association.

15.1.3	Powers of the Arbitrator.

(a)

The arbitrator is authorized, but not required, to award to the prevailing Party, if a prevailing party is determined by the arbitrator, such Party’s costs and expenses, including reasonable attorneys’ fees.

(b)

Except as set forth in Section 12.1, the arbitrator may not award punitive, exemplary, or consequential damages, nor may the arbitrator apply any multiplier to any award of actual damages, except as may be required by statute.

(c)

The arbitrator shall have the discretion to hear and determine at any stage of the arbitration any issue asserted by any Party to be dispositive of any claim or counterclaim, in whole or part, in accordance with such procedure as the arbitrator may deem appropriate, and the arbitrator may render an award on such issue.

(d)

In addition to the authority conferred on the arbitrator by the rules designated in this Agreement, and without prejudice to any provisional measures that may be available from a court of competent jurisdiction, the arbitrator shall have the power to grant any provisional measures that the arbitrator deems appropriate, including but not limited to provisional injunctive relief, and any provisional measures ordered by the arbitrator may, to the extent permitted by Applicable Law, be deemed to be a final award on the subject matter of the measures and shall be enforceable as such.

15.1.4

Confidentiality. No information concerning an arbitration, beyond the names of the parties and the relief requested, may be unilaterally disclosed to a Third Party by any Party unless required by Applicable Law. Any documentary or other evidence given by a Party or witness in the arbitration shall be treated as confidential by any Party whose access to such evidence arises exclusively as a result of its participation in the arbitration, and shall not be disclosed to any Third Party (other than a witness or expert), except as may be required by Applicable Law.

15.1.5

Notwithstanding anything to the contrary in this Section 15.1, all disputes relating to the ownership, validity, construction, scope, enforceability, infringement or other violations of Intellectual Property Rights shall be submitted to a court of competent jurisdiction and not subject to arbitration.

16.	GENERAL PROVISIONS.

16.1

Assignment. Neither Party may assign this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed, except that such consent shall not be required in connection with any assignment to an Affiliate of the assigning Party, or to a Third Party in connection with a sale or transfer of the business to which this Agreement relates, or to any successor Person resulting from any merger or consolidation of such Party with or into such Person, provided that the assignee shall have agreed in writing to assume all of the assignor’s obligations hereunder, and provided, further, that the other Party shall be notified promptly after such assignment has been effected. Any such assignment shall not relieve the assigning Party of any liabilities or obligations owed to the other Party hereunder, including, without limitation, in the case of Licensee, the payment of any amounts described in Section 5 hereof. Any purported assignment of this Agreement in violation of this Section 16.1 shall be null and void.

16.2

Severability. Should one or more of the provisions of this Agreement become void or unenforceable as a matter of law, then such provision will be ineffective only to the extent of such invalidity or unenforceability, without invalidating the remainder of this Agreement, and the Parties agree to substitute a valid and enforceable provision therefor which, as nearly as possible, achieves the desired economic effect and mutual understanding of the Parties under this Agreement.

16.3

Governing Law. This Agreement shall be governed by and construed under the laws in effect in the State of New York, U.S. without giving effect to any conflicts of laws provision thereof or of any other jurisdiction that would produce a contrary result. Section 15 does not intend to deprive any New York court of competent jurisdiction with respect to its power to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of arbitration proceedings or the enforcement of any judgment or award. In any such action, the courts of New York shall have exclusive jurisdiction over any action brought to enforce this Agreement, and each of the Parties hereto irrevocably: (a) submits to such exclusive jurisdiction for such purpose; (b) waives any objection which it may have at any time to the laying of venue of any proceedings brought in such courts;

(a)

waives any claim that such proceedings have been brought in an inconvenient forum, (d) further waives the right to object with respect to such proceedings that any such court does not have jurisdiction over such Party, and (e) consents to service of process in the manner provided by Section 16.8 or by first class certified mail, return receipt requested, postage prepaid.

16.4

Force Majeure. Except with respect to delays or nonperformance caused by the negligent or intentional act or omission of a Party, any delay or nonperformance by such Party (other than payment obligations under this Agreement) will not be considered a breach of this Agreement to the extent such delay or nonperformance is caused by acts of God, natural disasters, acts of the government or civil or military authority, fire, floods, epidemics, quarantine, energy crises, war or riots or other similar cause outside of the reasonable control of such Party (each, a “Force Majeure Event”), provided that (a) financial inability in and of itself shall not be considered to be a Force Majeure Event and (b) the Party affected by such Force Majeure Event will promptly begin or resume performance as soon as reasonably practicable after the event has abated. If the Force Majeure Event prevents a Party from performing any of its obligations under this Agreement for [***] or more, then the other Party may terminate this Agreement immediately upon written notice to the non-performing Party.

16.5

Waivers and Amendments. The failure of any Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party. No waiver shall be effective unless it has been given in writing and signed by the Party giving such waiver. No provision of this Agreement may be amended or modified other than by a written document signed by authorized representatives of each Party.

16.6

Relationship of the Parties. Nothing contained in this Agreement shall be deemed to constitute a partnership, joint venture, or legal entity of any type between ImmunoGen and Licensee, or to constitute one Party as the agent of the other. Moreover, each Party agrees not to construe this Agreement, or any of the transactions contemplated hereby, as a partnership for any tax purposes. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give any Party the power or authority to act for, bind, or commit the other Party.

16.7	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

16.8	Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when:

(a)

delivered by hand (with written confirmation of receipt), (b) sent by email, provided that a copy is sent by an internationally recognized overnight delivery service (receipt requested), or (c) when received by the addressee, if sent by an internationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and fax numbers set forth below (or to such other addresses as a Party may designate by written notice):

If to ImmunoGen:

[***]

with a copy to:

[***]

If to Licensee:

Fusion Pharmaceuticals Inc.

c/o Centre for Probe Development and Commercialization, NRB-A316

1280 Main Street West

Hamilton, Ontario

CANADA L8S 4Kl

Attention: [***]

Email: [***]

with a copy to:

[***]

16.9

Further Assurances. Licensee and ImmunoGen hereby covenant and agree without the necessity of any further consideration, to execute, acknowledge and deliver any and all such other documents and take any such other action as may be reasonably necessary or appropriate to carry out the intent and purposes of this Agreement.

16.10

No Third Party Beneficiary Rights. Except for the Third Party indemnitees, this Agreement is not intended to and shall not be construed to give any Third Party any interest or rights (including, without limitation, any third party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby.

16.11	Entire Agreement; Confidentiality Agreement.

16.11.1

This Agreement, together with its Schedules, sets forth the entire agreement and understanding of the Parties as to the subject matter hereof and supersedes all proposals, oral or written, and all other prior communications between the Parties with respect to such subject matter, including, without limitation, the CDA. The Parties acknowledge and agree that, as of the Effective Date, all Confidential Information (as defined in the CDA) disclosed by ImmunoGen or its Affiliates pursuant to the CDA shall be considered ImmunoGen’s Confidential Information and subject to the terms set forth in this Agreement.

16.11.2	In the event of any conflict between a material provision of this Agreement and any Schedule hereto, the Agreement shall control.

16.12

Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. If any signature is delivered by email delivery of a “pdf” format data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such “pdf’ signature page were an original thereof.

16.13

Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

16.14

Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, any rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

[Signature page to follow]

IN WITNESS WHEREOF, the Parties intending to be bound have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

FUSION PHARMACEUTICALS INC.		IMMUNOGEN, INC.

By:	/s/ John Valliant	By:	/s/ Peter Williams
Name:	John Valliant	Name:	Peter Williams
Title:	Chief Executive Officer	Title:	Vice President

SCHEDULE 1.20

[***]

SCHEDULE 1.41

LICENSED MATERIAL

[***]

SCHEDULE 1.42

LICENSED PATENT RIGHTS

[***]